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                                                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24819) pertaining to the Peerless Group, Inc. 1997 Stock Option Plan, Peerless Group, Inc. Amended and Restated Stock Option Plan, Peerless Group, Inc. Employee Stock Purchase Plan, and Stock Option Agreements with certain directors and advisors and to the incorporation by reference therein of our report dated January 20, 1998, with respect to the consolidated financial statements of Peerless Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                       Ernst & Young, LLP


Dallas, Texas
March 25, 1998